Exhibit 10.1

ASSET ACQUISITION AGREEMENT

among

TRAFFIX, INC.,

NEW SEND, INC.,

SENDTRAFFIC, INC.,

TRAFFICGROUP, LLC,

CRAIG HANDELMAN and

GREG BYRNES

FOR THE

ACQUISITION OF THE ASSETS OF SENDTRAFFIC, INC. AND TRAFFICGROUP LLC

Table of Contents

1.	DEFINITIONS.

	1.1	Acquired Assets.

	1.2	Acquired Liabilities.

	1.3	Affiliate.

	1.4	Asserted Liability.

	1.5	Balance Sheet Date.

	1.6	Bill of Sale.

	1.7	Blue Sky Laws.

	1.8	Business Day.

	1.9	Cash Component.

	1.10	Claims.

	1.11	Claims Notice.

	1.12	Closing.

	1.13	Closing Date.

	1.14	Closing Share Price.

	1.15	Code.

	1.16	Commission.

	1.17	Common Stock.

	1.18	Contingent Payment.

	1.19	Contingent Purchase Price.

	1.20	Contracts.

	1.21	Controlled Company.

	1.22	Delivered Financial Statements.

	1.23	Determining Accountant

	1.24	Dollars or $.

	1.25	Domain Names.

1.26	EBITDA.

1.27	Employment Agreements.

1.28	Environmental Claim.

1.29	Environmental Law.

1.30	ERISA.

1.31	Excluded Liabilities.

1.32	Fairness Opinion.

1.33	Final Financial Statements.

1.34	Financial Statements.

1.35	First Contingent Payment.

1.36	Fixed Purchase Price.

1.37	GAAP.

1.38	Governmental Authority.

1.39	Hazardous Materials.

1.40	Indemnifying Party.

1.41	Indemnitee.

1.42	Internet.

1.43	Knowledge.

1.44	Law.

1.45	Licenses.

1.46	Lien.

1.47	Machinery and Equipment.

1.48	Material Adverse Effect.

1.49	Minimum Working Capital

1.50	New Send EBITDA.

1.51	Notice of Disagreement.

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1.52	Order.

1.53	Other Documents.

1.54	Person.

1.55	Purchase Price.

1.56	Purchase Price Allocation.

1.57	Registrar.

1.58	Registration Rights Agreement.

1.59	Restrictive Agreement.

1.60	Second Contingent Payment.

1.61	Securities Act.

1.62	Seller Indemnified Parties.

1.63	Seller’s Accountants.

1.64	Seller’s Business.

1.65	Seller’s Shareholders.

1.66	Share Certificates.

1.67	Shares.

1.68	Specifications.

1.69	Statement.

1.70	Stub Period Financial Statement.

1.71	Tax.

1.72	Tax Return.

1.73	Third Contingent Payment

1.74	Trade Rights.

1.75	Traffix’s Accountants.

1.76	Traffix Indemnified Parties.

1.77	Year-End Financial Statements.

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2.	SALE AND PURCHASE OF ACQUIRED ASSETS; ASSUMPTION OF ACQUIRED LIABILITIES.

	2.1	Sale and Purchase of Acquired Assets.

	2.2	Acquired Liabilities.

3.	PURCHASE PRICE.

	3.1	Fixed Purchase Price.

	3.2	Contingent Purchase Price.

4.	THE CLOSING.

	4.1	Closing.

	4.2	Delay in Closing and Termination Fee.

	4.3	Deliveries by Seller at Closing.

	4.4	Deliveries by Traffix and New Send at Closing.

	4.5	Delivery of Employment Agreements at Closing.

	4.6	Holdback of Portion of Purchase Price.

	4.7	Conditions to Closing.

5.	REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER’S SHAREHOLDERS.

	5.1	Existence and Good Standing.

	5.2	Shareholders.

	5.3	Financial Statements.

	5.4	Books and Records.

	5.5	Real Property; Personal Property; Machinery and Equipment.

	5.6	Contracts.

	5.7	Litigation.

	5.8	Taxes.

	5.9	Liabilities.

	5.10	Trade Rights.

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	5.11	Compliance with Laws.

	5.12	Licenses.

	5.13	Insurance.

	5.14	Supplier and Customer Relations.

	5.15	Employment Relations.

	5.16	Personnel; Compliance with Legal Requirements for Employee Benefit Plans

	5.17	No Changes Since the Balance Sheet Date.

	5.18	Valid Agreements; Restrictive Documents.

	5.19	Required Approvals, Notices and Consents.

	5.20	Disclosure.

	5.21	Environmental Conditions.

	5.22	Health and Safety Conditions.

	5.23	Copies of Documents.

	5.24	Brokers.

	5.25	Domain Names.

	5.26	Pre-Closing Obligations.

6.	REPRESENTATIONS OF TRAFFIX AND PURCHASER.

	6.1	Existence and Good Standing.

	6.2	Shares.

	6.3	Valid Agreements; Restrictive Documents.

	6.4	Required Approvals, Notices and Consents.

	6.5	No Brokers.

	6.6	Exchange Act Filings.

7.	POST CLOSING COVENANTS.

	7.1	General.

	7.2	Post-Closing Access.

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	7.3	Cooperation in Preparation of Securities Law Filings

	7.4	Delivery of the Final Financial Statements and Disbursement of the $250,000 Holdback.

	7.5	[Intentionally Omitted]

	7.6	Availability of Minimum Working Capital.

	7.7	Survivability of Purchaser.

	7.8	Retention of Purchaser Business Subsequent to Termination of Employment of ST Shareholders.

8.	SURVIVAL OF REPRESENTATIONS; INDEMNITIES.

	8.1	Survival of Representations and Warranties of Seller and the Seller’s Shareholders.

	8.2	Obligations of Seller and the Seller’s Shareholders to Indemnify.

	8.3	Survival of Representations and Warranties of Traffix and Purchaser.

	8.4	Notice and Opportunity to Defend.

	8.5	Limitations.

9.	MISCELLANEOUS.

	9.1	Expenses.

	9.2	Governing Law; Jurisdiction.

	9.3	[Intentionally Omitted]

	9.4	Captions.

	9.5	Notices.

	9.6	Parties in Interest.

	9.7	Severability.

	9.8	Counterparts.

	9.9	Entire Agreement; Amendments.

6

ASSET ACQUISITION AGREEMENT

AGREEMENT, dated as of June 9, 2004 (“Agreement”), by and among TRAFFIX, INC., a Delaware corporation, having an address at One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965, (hereafter referred to as “Traffix”); NEW SEND, INC., a Delaware corporation, having an address at One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965 (hereafter referred to as “New Send” or “Purchaser”); SENDTRAFFIC, INC., a New York corporation, having an address at 16 Atlantic Avenue, 2nd Floor, Lynbrook, New York 11563 (hereafter referred to as “ST”); TRAFFICGROUP, LLC, a New York limited liability company having an address at 16 Atlantic Avenue, 2nd Floor, Lynbrook, New York 11563 (“TG”, and, collectively with ST, the “Seller”); CRAIG HANDELMAN, an individual having an address at 16 Atlantic Avenue, 2nd Floor, Lynbrook, New York 11563 (hereafter referred to as “Craig”); and GREG BYRNES, an individual having an address at16 Atlantic Avenue, 2nd Floor, Lynbrook, New York 11563 (hereafter referred to as “Greg”).

W I T N E S S E T H :

WHEREAS, New Send, a wholly owned subsidiary of Traffix, wishes to acquire and Seller is willing to sell to New Send the Acquired Assets (as defined herein), upon the terms and conditions hereof;

NOW, THEREFORE, in consideration of the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             DEFINITIONS.

Capitalized terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1.  Certain additional defined terms are set forth elsewhere in this Agreement.

1.1           Acquired Assets.

“Acquired Assets” means, except as set forth on Schedule 1.1, assets of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, and wherever situated, employed or held in connection with the business or operations of Seller, including, without limitation, the following:

(1)           all cash, cash equivalents, accounts receivable and all proceeds thereof;

(2)           all inventory, work in process, product or service ideas or proposals, supplies, spare parts and other tangible assets used in connection with the Seller’s Business;

(3)           all Trade Rights and Specifications;

(4)           the Domain Names, including, without limitation, those listed on Schedule 1.25 hereof, together with the goodwill associated with and symbolized by any Domain Names and registration thereof and all intellectual property rights associated therewith, including, without limitation, all trade names, trademarks, service marks, copyrights, common law rights and other intellectual property rights whatsoever or any interest therein (whether or not registrable under copyright, trademark or similar statutes or subject to analogous protection), together with all claims for damages by reason of past infringement of said Domain Names, with the right to sue for and collect the same for Purchaser’s own use and for the use of its successors, assigns or other legal representatives;

(5)           all of the following relating to the Seller’s Business and the Trade Rights: customer lists, customer information and identifications (including Internet electronic mail addresses), databases, account records, pricing information, sales literature, promotional literature and all other books and records, files, invoices, supplier lists, blueprints, specifications, designs, drawings, prototypes, letters of credit, prepaid items and deposits, and the names “SendTraffic” and “TrafficGroup” together with any goodwill associated therewith;

(6)           all Machinery and Equipment;

(7)           goodwill; and

(8)           all Contracts and all warranties, claims and causes of action against third parties relating to any of the Acquired Assets.

1.2           Acquired Liabilities.

“Acquired Liabilities” means only those liabilities of Seller listed on Schedule 1.2, but shall in any case exclude the Excluded Liabilities.

1.3           Affiliate.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly controlling, controlled by or under common control with such Person.

1.4           Asserted Liability.

“Asserted Liability” has the meaning given in Section 8.4(a).

1.5           Balance Sheet Date.

“Balance Sheet Date” means March 31, 2004.

1.6           Bill of Sale.

“Bill of Sale” means the Bill of Sale in the form of Schedule 1.6.

1.7           Blue Sky Laws.

“Blue Sky Laws” means the laws of any state, the District of Columbia, or any territory or other jurisdiction in the United States governing the purchase and/or sale of securities in such jurisdiction.

1.8           Business Day.

“Business Day” means a day, other than Saturday, Sunday or a day on which banks in New York City are required or permitted to be closed.

1.9           Cash Component.

“Cash Component” means $3,750,000, subject to increase as provided in Section 1.67.

1.10         Claims.

“Claims” has the meaning given in Section 8.2.

1.11         Claims Notice.

“Claims Notice” has the meaning given in Section 8.4(a).

1.12         Closing.

“Closing” means the closing of the transactions described in this Agreement pursuant to Section 4 of this Agreement.

1.13         Closing Date.

“Closing Date” means the date of the Closing under this Agreement.

1.14         Closing Share Price.

“Closing Share Price” means the average market closing price of the Common Stock, as listed on Nasdaq (or the market or exchange upon which the Common Stock is then listed), for the ten (10) trading days immediately preceding the day Traffix publicly files a Current Report on Form 8-K or issues a press release announcing the execution of this Agreement (whichever occurs first).

1.15         Code.

“Code” means the Internal Revenue Code of 1986, as amended.

1.16         Commission.

“Commission” means the United States Securities and Exchange Commission.

1.17         Common Stock.

“Common Stock” means the shares of common stock, par value $.001 per share, of Traffix.

1.18         Contingent Payment.

“Contingent Payment” means any of the First Contingent Payment, Second Contingent Payment or Third Contingent Payment.

1.19         Contingent Purchase Price.

“Contingent Purchase Price” has the meaning given in Section 3.2(a).

1.20         Contracts.

“Contracts” means all contracts, leases, licenses, commitments, sales orders, invoices, purchase orders and other agreements relating to the Seller’s Business, including the agreements listed on Schedule 5.6.

1.21         Controlled Company.

“Controlled Company” means (i) any Affiliate of Seller and (ii) any Affiliate of a Seller’s Shareholder that is engaged in a line of business that is similar to or competes with the Seller’s Business or acts as a supplier or customer of Seller.

1.22         Delivered Financial Statements.

“Delivered Financial Statements” has the meaning given in Section 5.3(a).

1.23         Determining Accountant

“Determining Accountant” shall mean an accountant that has no past or existing relationship with Seller, Traffix or any of their respective Affiliates and that is selected by Traffix’s Accountants and Seller’s Accountants in accordance with this Agreement, or, in the event of such two accountants’ inability to select a Determining Accountant, by a Judge of the Supreme Court of the State of New York, County of New York, upon petition by either Traffix or Seller.

1.24         Dollars or $.

“Dollars” or “$” means United States dollars.

1.25         Domain Names.

Domain Names means any and all domain names owned by Seller other than those set forth on Schedule 1.1, all of which are listed on Schedule 1.25, and which have been registered with the Registrar.

1.26         EBITDA.

“EBITDA” means, with respect to any Person, an amount equal to a Person’s earnings before interest, taxes, depreciation and amortization, as reported by such Person in accordance with GAAP.

1.27         Employment Agreements.

“Employment Agreements” means the employment agreements between Purchaser and each of Craig and Greg substantially in the form annexed hereto as Schedule 1.27.

1.28         Environmental Claim.

“Environmental Claim” means any written notice, claim, demand, action, suit, complaint, proceeding or other written communication by any Person alleging liability or potential liability (including, without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of or relating to (i) the discharge, emission, release or threatened release of any Hazardous Materials, at any  locations of the Seller’s Business in violation of any Environmental Law, or (ii) the violation or alleged violation by Seller or any of its Affiliates of any permit, license, registration or other authorization required under applicable Environmental Laws.

1.29         Environmental Law.

“Environmental Law” means any existing applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, notification and reporting requirements of any

Governmental Authority, or requirements of law (including, without limitation, common law) relating in any manner to contamination, pollution, or the conservation, preservation or protection of human health or the environment.

1.30         ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.31         Excluded Liabilities.

“Excluded Liabilities” means any and all liabilities or other obligations, contingent or otherwise, of ST, TG, the Seller’s Shareholders or any Controlled Company or any of their Affiliates that are not Acquired Liabilities.

1.32         Fairness Opinion.

“Fairness Opinion” means the opinion of ValueScope, Inc. or similar investment banking institution or business valuation service retained by Traffix or Purchaser as to whether or not the transactions contemplated by this Agreement are fair to the stockholders of Traffix from a financial point of view.

1.33         Final Financial Statements.

“Final Financial Statements” has the meaning given in Section 7.4(a).

1.34         Financial Statements.

“Financial Statements” means the Year-End Financial Statements and the Stub Period Financial Statements.

1.35         First Contingent Payment.

“First Contingent Payment” means, if the New Send EBITDA for the 12 month period beginning on the first day of the calendar month immediately following the Closing Date equals at least $500,000.00, the sum of (a) the amount, but not more than $1,000,000.00, by which the New Send EBITDA exceeds $500,000.00 and (b) 65% of the amount by which the New Send EBITDA for such period exceeds $1,500,000.00, but in no event shall the First Contingent Payment be greater than $2,500,000.00.

1.36         Fixed Purchase Price.

“Fixed Purchase Price” has the meaning given in Section 3.1.

1.37         GAAP.

“GAAP” means generally accepted accounting principles.

1.38         Governmental Authority.

“Governmental Authority” means any applicable court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county or local, or any agency, authority, official or instrumentality of any such government or political subdivision.

1.39         Hazardous Materials.

“Hazardous Materials” means any and all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants, polychlorinated biphenyls and any and all other materials and substances regulated pursuant to any Environmental Laws.

1.40         Indemnifying Party.

“Indemnifying Party” has the meaning given in Section 8.4(a).

1.41         Indemnitee.

“Indemnitee” has the meaning given in Section 8.4(a).

1.42         Internet.

“Internet” means the worldwide global communication network commonly referred to as the “internet.”

1.43         Knowledge.

“Knowledge” of any matter means, with respect to an individual, the actual knowledge, or knowledge that would be obtained after due inquiry, but otherwise not constructive or imputed knowledge, of such matter of such Person and, with respect to any Person that is not an individual, such actual knowledge of each individual that is a director, officer, or manager of such Person.

1.44         Law.

“Law” means any statute, rule, regulation or ordinance of any Governmental Authority.

1.45         Licenses.

“Licenses” has the meaning given in Section 5.12.

1.46         Lien.

“Lien” means any security interest, conditional sale or other title retention agreement, mortgage, pledge, lien, charge, encumbrance or other adverse claim or interest.

1.47         Machinery and Equipment.

“Machinery and Equipment” means all vehicles, machinery and equipment (including computer hardware and software) owned by Seller, subject to leases or subleases thereby, or used or held in connection with the Seller’s Business.

1.48         Material Adverse Effect.

“Material Adverse Effect” means any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to the condition (financial or otherwise) of Seller  and/or the Acquired Assets (taken as a whole).

1.49         Minimum Working Capital

“Minimum Working Capital” means the working capital generated from the operations of New Send from and after the Closing, as periodically determined by Traffix in its reasonable discretion in accordance with GAAP.

1.50         New Send EBITDA.

“New Send EBITDA” means an amount determined in accordance with GAAP (subject to adjustment, as set forth in Section 3.2(c) hereof), equal to EBITDA for New Send for the applicable measurement, which determination shall be made no later than ninety (90) days after the conclusion of the 12-month measurement period required to determine the amount of the First Contingent Payment, Second Contingent Payment and Third Contingent Payment, as the case may be.  Solely for purposes of determining New Send EBITDA under this Agreement, the following shall apply: (i) to the extent New Send uses the services of Infiknowledge, ULC (Traffix’s technology development subsidiary), Infiknowledge, ULC will bill New Send at the rate of its cost plus 7%; (ii) if New Send refers a client (including a new or existing New Send client) to Traffix, and Traffix or its other Affiliates generates revenue from such client (a) from Traffix’s proprietary media properties, then Traffix will allocate 15% of the collected revenue from such client to New Send, or (b) from Traffix’s third-party affiliate media properties, then Traffix will allocate 33% of the gross profit recognized from such client to New Send; (iii) if Traffix refers a client (including a new or existing Traffix client) to New Send, and New Send generates revenue from such client from traditional New Send revenue sources, then 65% of the gross profit recognized from such client will be allocated to New Send; and (iv) the following operating expenses shall be allocated to New Send (thereby causing a reduction to New Send EBITDA):

(a)           for the 12-month period ending on the first day of the calendar month following the one-year anniversary of the Closing Date,  operating expenses of $150,000 shall be allocated to New Send;

(b)           for the 12-month period ending on the first day of the calendar month following the two-year anniversary of the Closing Date, New Send shall have operating expenses allocated to it in an amount equal to the product of (1) $150,000, multiplied by (2) a fraction, the numerator of which shall be the total operating expenses for New Send for the 12-month period ending on the two-year anniversary of the Closing Date, and the denominator of which shall be $1,400,000; and

(c)           for the 12-month period ending on the three-year anniversary of the first day of the calendar month following the Closing Date, New Send shall have operating expenses allocated to it in an amount equal to the product of (1) $150,000, multiplied by (2) a fraction, the numerator of which shall be the total operating expenses for New Send for the 12-month period ending on the three-year anniversary of the Closing Date, and the denominator of which shall be $1,400,000.

1.51         Notice of Disagreement.

“Notice of Disagreement” has the meaning given in Section 3.2(c) or Section 7.4(b), as the case may be.

1.52         Order.

“Order” means any judgment, writ, decree, injunction or similar order of any Governmental Authority, in each case whether preliminary or final.

1.53         Other Documents.

“Other Documents” means all Schedules and Exhibits to this Agreement and all other instruments, agreements and documents executed or to be executed by any party hereto in connection with the transactions contemplated hereby.

1.54         Person.

“Person” means and includes an individual, a partnership, a joint venture, a joint stock company, a corporation, a limited liability company, a trust, an unincorporated association or organization and a government or a department or agency, authority, official or instrumentality thereof, or any group of the foregoing acting in concert.

1.55         Purchase Price.

“Purchase Price” has the meaning set forth in Section 3.2.

1.56         Purchase Price Allocation.

“Purchase Price Allocation” has the meaning given in Section 3.4.

1.57         Registrar.

“Registrar” means either Godaddy.com, Bluegenesis.com, Directnic.com or Networksolutions.com, as the case may be.

1.58         Registration Rights Agreement.

“Registration Rights Agreement” means the agreement annexed hereto as Schedule 1.58.

1.59         Restrictive Agreement.

“Restrictive Agreement” means an agreement that prohibits or limits Seller’s (or its Affiliate’s) use of a Trade Right of another Person or prohibits Seller (or its Affiliate) from engaging, or curtails or restricts the nature or scope of Seller’s (or its Affiliate’s) activities, in any line of business or geographic territory.

1.60         Second Contingent Payment.

“Second Contingent Payment” means the amount by which the New Send EBITDA for the 12- month period beginning on the first day of the calendar month immediately following the first anniversary of the Closing Date exceeds $2,250,000.00, but in no event shall the Second Contingent Payment exceed $2,500,000.00.

1.61         Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

1.62         Seller Indemnified Parties.

“Seller Indemnified Parties” has the meaning given in Section 8.3(b).

1.63         Seller’s Accountants.

“Seller’s Accountants” means the CPA firm of Steven Boccio, CPA, or such other firm selected by Seller upon prior written notice to Purchaser.

1.64         Seller’s Business.

“Seller’s Business” means the business and operations of ST and TG (and each of their respective subsidiaries) all as reflected in the Financial Statements as at and for the period ending on the Balance Sheet Date and as conducted by ST and TG (and all of their respective subsidiaries) through the Closing Date, including, without limitation, search engine marketing through increasing customers’ exposure on search engines and portals.

1.65         Seller’s Shareholders.

“Seller’s Shareholders” means Craig and Greg.

1.66         Share Certificates.

“Share Certificates” means the certificates representing the Shares.

1.67         Shares.

“Shares” means the number of shares of Common Stock, equal to the number of shares determined by dividing $1,682,500 by the Closing Share Price; provided, however, that if such number of shares exceeds 19.99% of the total outstanding shares of Common Stock on the Closing Date, Traffix shall be required to deliver only that number of shares equal to 19.99% of the total outstanding shares of Common Stock on the Closing Date, provided that the Cash Component shall be increased by an amount equal to the product of (a) that number of shares so in excess of 19.99%, multiplied by (b) the Closing Share Price.

1.68         Specifications.

“Specifications” means all software code, specifications, plans, and designs, expressed in any tangible form or stored on any electronic storage device such as a floppy disk or compact disc, and any computer software or hardware used in order to interpret or apply the Specifications, owned by Seller and its Affiliates or otherwise used in connection with the Seller’s Business.

1.69         Statement.

“Statement” has the meaning given in Section 3.2(c) or Section 7.4(b), as the case may be.

1.70         Stub Period Financial Statement.

“Stub Period Financial Statement” means the income statement and balance sheet of (i) ST; (ii) TG; and (iii) each subsidiary of ST and TG for the period January 1, 2004 to March 31, 2004, prepared by Seller’s Accountants in accordance with GAAP.

1.71         Tax.

“Tax” means all federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and payroll taxes or charges imposed by any Governmental Authority, and any expenses incurred in connection with the determination, settlement or litigation of any liability for such taxes, includes any interest, penalty, or addition thereto, whether disputed or not.

1.72         Tax Return.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

1.73         Third Contingent Payment

“Third Contingent Payment” means the amount by which the New Send EBITDA for the 12- month period beginning on the first day of the calendar month immediately following the second anniversary of the Closing Date exceeds $3,250,000.00, but in no event shall the Third Contingent Payment exceed $2,500,000.00.

1.74         Trade Rights.

“Trade Rights” means United States and foreign patents, patent applications, patent licenses, software licenses and know-how licenses, inventions, trade secrets, trade dress or design, or representation or any expression thereof, trade names, trademarks, copyrights, service marks, trademark registrations and applications (whether pending or abandoned), logos, service mark registrations and applications, copyright registrations and applications (whether pending or abandoned), job or shop rights, service mark applications  and registrations (whether pending or abandoned), job or shop rights, all Internet domain names used or controlled by Seller (including any Affiliates thereof), rights to inventions and all other items of intellectual property or other intangible property used in the Seller’s Business.

1.75         Traffix’s Accountants.

“Traffix’s Accountants” means the independent public accountants then regularly retained by Traffix.

1.76         Traffix Indemnified Parties.

“Traffix Indemnified Parties” has the meaning given in Section 8.2.

1.77         Year-End Financial Statements.

“Year-End Financial Statements” means the income statement and balance sheet of (i) ST; (ii) TG; and (iii) each subsidiary of ST and TG, all as at December 31, 2003, attached hereto as Schedule 1.77.

2.             SALE AND PURCHASE OF ACQUIRED ASSETS; ASSUMPTION OF ACQUIRED LIABILITIES.

2.1           Sale and Purchase of Acquired Assets.

Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from Seller, at the Closing all of the Acquired Assets, free and clear of any liabilities, Liens, security interests, pledges, conditions or encumbrances, other than the Acquired Liabilities.  Immediately after the Closing Date, none of Seller, Seller’s Shareholders or any Controlled Company (or any of their respective Affiliates) shall have or control any assets related to or necessary in the conduct of the Seller’s Business except, in the case of Seller’s Shareholders, in their capacities as executive officers of Purchaser.

2.2           Acquired Liabilities.

Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees that, on the Closing Date, the Purchaser shall assume and thereafter pay, perform and discharge when due all of the Acquired Liabilities (but none of the Excluded Liabilities, notwithstanding the disclosure of a liability on any Schedule hereto except for those specifically set forth on Schedule 1.2 hereof).

3.             PURCHASE PRICE.

3.1           Fixed Purchase Price.

The fixed portion of the Purchase Price (the “Fixed Purchase Price”) for the Acquired Assets is $5,432,500.00 (except as may be increased post-Closing pursuant to Section 7.4(c) hereof), payable as follows:

(1)           the Cash Component payable at the Closing as provided in Section 4.4; and

(2)           the Shares, which shall be delivered at the Closing as provided in Section 4.4.

3.2           Contingent Purchase Price.

(a)           The contingent portion of the Purchase Price (the “Contingent Purchase Price”, and, with the Fixed Purchase Price, the “Purchase Price”) shall be payable as follows:

(1)           within ten (10) days after the earlier of (i) receipt by Traffix of notice from Seller stating that the Statement (as defined below) is acceptable or (ii) final determination in accordance with Section 3.2(c) of the amount of the New Send EBITDA used to calculate the First Contingent Payment, Purchaser shall deliver or cause to be delivered to Seller the First Contingent Payment;

(2)           within ten (10) days after the earlier of (i) receipt by Traffix of notice from Seller stating that the Statement is acceptable or (ii) final determination in accordance with Section 3.2(c) of the amount of the New Send EBITDA used to calculate the Second Contingent Payment, Purchaser shall deliver or cause to be delivered to Seller the Second Contingent Payment;

(3)           within ten (10) days after the earlier of (i) receipt by Traffix of notice from Seller stating that the Statement is acceptable or (ii) final determination in accordance with Section 3.2(c) of the amount of the New Send EBITDA used to calculate the Third Contingent Payment, Purchaser shall deliver or cause to be delivered to Seller the Third Contingent Payment.

(b)           One-half (1/2) of each Contingent Payment shall be paid in cash and the remaining one-half (1/2) shall be paid, in the sole discretion of Traffix, in any combination of cash and restricted shares of Common Stock; provided, however, that a Contingent Payment must be paid entirely in cash if, at the time such Contingent Payment becomes due, Traffix has either (i) consummated the sale of all or substantially all of its assets to an individual or a privately-held entity; or (ii) merged with and into a privately-held entity, which privately-held entity is the surviving corporation in such merger.  Each share of Common Stock included in a Contingent Payment shall have a value equal to the average market closing price of the Common Stock, as listed on Nasdaq (or the market or exchange upon which the Common Stock is then listed), over the ten (10) trading days immediately preceding the last day of the measurement period used to calculate the First Contingent Payment, Second Contingent Payment or Third Contingent Payment, as the case may be.

(c)           Not later than thirty (30) days after Traffix has delivered to Seller its determination of the New Send EBITDA used to calculate a Contingent Payment (the “Statement”), Seller shall notify Traffix in writing (the “Notice of Disagreement”) if Seller disagrees with the Statement.  If no Notice of Disagreement is received by Traffix within such 30-day period, then the Statement shall be deemed to be accepted and agreed to by Seller.  The Notice of Disagreement shall provide specific reasons for the disagreement.  If such Notice of Disagreement is timely given, then Traffix and Seller shall use reasonable efforts to resolve the disagreement regarding the Statement.  If no agreement is reached between them within thirty (30) days after the date on which Seller gives its Notice of Disagreement, then the Determining Accountant shall be appointed by Traffix’s Accountants and Seller’s Accountants within ten (10) days thereafter with instructions to resolve the disagreement and provide a report of its determination of the amounts in dispute within thirty (30) days of its appointment.  The Determining Accountant may examine all ledgers, books, records and work papers utilized in connection with the accounting and preparation of the Statement.  The decision of the Determining Accountant shall be delivered in a written report addressed to Traffix and Seller and shall be binding and conclusive upon the parties hereto.  The costs and fees of the Determining Accountant shall be borne one-half by Seller and one-half by Traffix; provided, however, that if the amount of the New Send EBITDA reflected in the Statement is more than $50,000 less than the amount determined by the Determining Accountant and such miscalculation was not caused by the act or omission of Seller, Craig or Greg or any of their respective Affiliates, then Traffix shall bear all of such costs and fees.

3.3           Purchase Price Allocation.

The Purchase Price shall be allocated (the “Purchase Price Allocation”) among the Acquired Assets as set forth on Schedule 3.3, except that the parties hereto agree to amend prior to Closing the amount allocated on such schedule to “goodwill” in accordance with the recommendation of an independent valuation service provider being retained for such purpose subsequent to the date hereof.  Such Purchase Price Allocation is being made consistent with Section 1060 of the Code.  Each of the parties hereto shall not, and shall not permit any of its Affiliates to, take a position (except as required pursuant to any Order) on any Tax Return or before any Governmental Authority charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the Purchase Price Allocation determined in accordance with this Section 3.3.  Any state or local sales tax or other transfer tax due with respect to the transfer of the Assets conveyed to the Purchaser shall be paid by Seller.

4.             THE CLOSING.

4.1           Closing.

The Closing is anticipated to take place on or about June 18, 2004 at the offices of Traffix’s counsel, Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, 750 Lexington Avenue, New York, New York 10022-1200, or at such other place as the parties hereto may agree; provided, however, that in the event Seller and Seller’s Shareholders are ready, willing and able to consummate the transactions contemplated to be performed thereby as of the Closing Date hereunder, and all Closing conditions required hereunder to be performed or satisfied by Seller or Seller’s Shareholders or their respective designees have been so performed and satisfied, and Traffix or Purchaser are not so ready, willing and able to close, Purchaser shall deliver $200,000 of the Cash Component by wire transfer to the account designated by ST, to be applied against the Purchase Price at Closing.

4.2           Delay in Closing and Termination Fee.

(a)           In the event that on June 30, 2004, (i) Seller and Seller’s Shareholders are ready, willing and able to consummate the transactions contemplated to be performed thereby as of the Closing Date hereunder, and all Closing conditions required hereunder to be performed or satisfied by Seller or Seller’s Shareholders or their respective designees have been so performed and satisfied; and (ii) (x) Purchaser and Traffix have not received the Fairness Opinion due to any reason other than the failure of Seller or Seller’s Shareholders to reasonably cooperate with the Purchaser and Traffix and their designees in the preparation of the Fairness Opinion, or (y) the Fairness Opinion opines, inter alia, that the transactions contemplated hereby are not fair to the stockholders of Traffix from a financial point of view, then either Seller or Purchaser may terminate this Agreement by written notice to the other, whereupon Seller may retain the $200,000 paid in accordance with Section 4.1 hereof as a termination fee and thereafter neither party hereto shall have any further rights against or obligations to the other.

(b)           In the event that (i) Seller and Seller’s Shareholders have not reasonably cooperated with the Purchaser and Traffix and their designees in their preparation of the Fairness Opinion, or (ii) on June 30, 2004, Seller and Seller’s Shareholders are not ready, willing and able to consummate the transactions contemplated to be performed thereby as of the Closing Date hereunder, or all Closing conditions required hereunder to be performed or satisfied by Purchaser and Traffix or their respective designees have not been so performed and satisfied, then, in either of such instances, Seller shall immediately return the $200,000 paid in accordance with Section 4.1 and this Agreement shall continue in full force and effect, with the Closing Date being July 15, 2004, time being of the essence.

4.3           Deliveries by Seller at Closing.

At the Closing, Seller shall deliver, or cause to be delivered, to Traffix and New Send:

(1)           (a)  a certificate issued by the Secretary of State of the State of New York, certifying that ST is a corporation duly organized and existing in good standing under the law of the State of New York, and copies of ST’s Certificate of Incorporation, including all amendments, certified by the office of the Secretary of State of New York, and a certificate from the appropriate office of each other state in which ST has qualified to do business, to the effect that ST is in good standing in each state and that it owes no taxes; and

(b)  a certificate issued by the Secretary of State of the State of New York, certifying that TG is a limited liability company duly organized and existing in good standing under the law of the State of New York, and copies of TG’s Certificate of Formation and Articles of Organization, including all amendments, certified by the office of the Secretary of State of New York, and a certificate from the appropriate office of each other state in which TG has qualified to do business, to the effect that TG is in good standing in each state and that it owes no taxes;

(2)           (a)  a certificate signed by the Secretary of Seller certifying as to (i) the Certificate of Incorporation and Bylaws of ST being true and correct as of the Closing Date, (ii) resolutions of the shareholders and the directors of ST, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, and (iii) the incumbency of the executive officers of ST executing this Agreement and any related agreements; and

(b)  a certificate signed by the managing member of TG certifying as to (i) the Certificate of Formation, Articles of Organization and Bylaws of TG being true and correct as of the Closing Date, (ii) resolutions of the members and the directors of TG, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, and

(iii) the incumbency of the executive officers or managing members of TG executing this Agreement and any related agreements;

(3)           the Bill of Sale;

(4)           a certificate signed by a duly authorized executive officer of each of ST and TG and each Seller’s Shareholder that the representations and warranties of Seller and each Seller’s Shareholder contained in this Agreement are true, correct and complete on and as of the Closing Date, except for changes contemplated by the Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), and that Seller and each Seller’s Shareholder has performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(5)           copies of written consents to the assignment of those Contracts listed on Schedule 4.3(5), executed by the counterparties thereto;

(6)           (a)  a Certificate of Amendment to the Articles of Incorporation of ST, duly executed and in suitable form for filing with the Secretary of State of the State of New York changing the name of ST to Handelman Byrnes Corp.; and

(b)  a Certificate of Amendment to the Articles of Organization of TG, duly executed and in suitable form for filing with the Secretary of State of the State of New York changing the name of TG to Byrnes Handelman LLC;

(7)           confirmation that the Registrar has correctly changed the administrative contact, billing contact, and technical contact for the Domain Names to Purchaser, or to such other entity as is directed by Purchaser (a current printout of a Registrar WHOIS database query provided to Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP by Seller shall be sufficient evidence of the successful transfer of the Domain Names to Purchaser);

(8)           investment representation letters in the form requested by Traffix from Seller and each Seller’s Shareholder regarding the Shares;

(9)           the Registration Rights Agreement, as executed by ST and each Seller’s Shareholder;

(10)         an opinion of counsel to Seller, such counsel to be reasonably acceptable to Purchaser, dated the Closing Date and addressed to Purchaser and Traffix, in form and substance reasonably satisfactory to Purchaser and Traffix, to the effect that (i) ST and TG are each duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of their incorporation or organization, as the case may be, (ii) Seller has all requisite corporate power and authority to make, execute, deliver and perform this Agreement and each Other Document required to be executed, delivered and performed by it in connection with the transactions contemplated hereby, and to sell, convey, assign, transfer and deliver the Acquired Assets to Purchaser, as set forth herein, (iv) this Agreement, any Other Document to which Seller or any Seller’s Shareholder is a party, and all assignments and other instruments of conveyance, transfer and sale, as specified in such opinion, delivered by Seller hereunder constitute the valid and binding obligations of Seller and each Seller’s Shareholder, as the case may be, enforceable against them in accordance with their respective terms, (v) neither the execution and delivery of this Agreement or any Other Document to which Seller or any Seller’s Shareholder is a party, nor the consummation of the transactions contemplated hereby and thereby, nor compliance with and fulfillment of the terms and conditions of this Agreement or any Other Document to which Seller or any Seller’s Shareholder is a party, by Seller or a Seller’s Shareholder, shall conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the articles of incorporation or bylaws (or equivalent documents) of Seller or any Contract specified as material by Seller in a schedule attached to such opinion to which Seller and/or Seller’s Shareholder is subject; (vi) no notice to or authorization of, any Government Entity required by federal or New York state Law to be obtained by Seller or any Seller’s Shareholder, which has not been given or obtained prior to Closing, is required for the consummation by Seller and/or any Seller’s Shareholder, as the case may be, of the transactions contemplated hereby; (vii) the consummation by Seller or any Seller’s Shareholder of the transactions described herein shall not violate or result in a breach or default under any federal or New York state Law applicable to Seller or any Seller’s Shareholder and does not and will not result in the creation or imposition of any Lien upon any of the Acquired Assets; and (viii) to the Knowledge of such counsel, there is no litigation or action pending or threatened against Seller (or any subsidiaries thereof) or any Seller’s Shareholder, at Law or in equity, before or by any Government Entity or other Person.  In rendering such opinion, such counsel may include customary qualifications and assumptions, may rely upon certificates of government entities and may place reasonable reliance upon the representations of officers of Seller;

(11)         a written assignment of those Contracts listed on Schedule 4.3(11) hereto, which Seller and Seller’s Shareholders hereby acknowledge are the only Contracts being assumed by Purchaser and/or Traffix hereunder; and

(12)         such other instruments or documents as may be reasonably necessary in order to consummate the transactions described in this Agreement.

4.4           Deliveries by Traffix and New Send at Closing.

At the Closing, Traffix and New Send shall deliver, or cause to be delivered, to ST:

(1)           $3,500,000 of the Cash Component (except as may be increased pursuant to Section 1.67, but less any amounts previously paid pursuant to Section 4.1 and not returned by Seller pursuant to Section 4.2(b)), payable by wire transfer to the account designated by ST, with the remaining $250,000 of the Cash Component to be disbursed in accordance with Section 7.4 hereof;

(2)           the Share Certificates representing the Shares deliverable at the Closing, which shall bear a restrictive legend in substantially the following form:

“Any transfer or other disposition of the shares represented by this certificate is subject to the provisions of an Asset Acquisition Agreement dated as of June 9, 2004, among Traffix, Inc. (the “Corporation”), New Send, Inc., SendTraffic, Inc., TrafficGroup, LLC, Craig Handelman and Greg Byrnes.  The shares of stock represented by this Certificate have not been registered under the United States Securities Act of 1933, as amended (the “Act”), and may be transferred only if (i) registered under the Act and the requirements of any state having jurisdiction are complied with or (ii) the transfer is exempt from such registration and state requirements and counsel reasonably acceptable to the Corporation has delivered to the Corporation a written opinion reasonably acceptable to the Corporation setting forth the basis for such exemption.”

(3)           a copy of Traffix’s and New Send’s Certificates of Incorporation, including all amendments, certified, in each case, by the office of the Secretary of State of Delaware; and certificates from the office of the Secretary of State of Delaware to the effect that each of such entities is in good standing and owes no taxes in Delaware;

(4)           a certificate signed by the Secretary of each of Traffix and New Send, certifying as to (a) the Certificate of Incorporation and By-Laws of each of Traffix and New Send, respectively, (b) resolutions of the Board of Directors of each of Traffix and New Send, respectively, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, and (c) the incumbency of the officer(s) of each of Traffix and New Send, respectively, executing this Agreement and any related agreements;

(5)           a certificate signed by a duly authorized executive officer of each of Traffix and New Send that the representations and warranties of each of Traffix and New Send contained in this Agreement are true, correct and complete on and as of the Closing Date, except for changes contemplated by the Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), and that each of Traffix and New Send has performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(6)           the Registration Rights Agreement, as executed by Traffix;

(7)           options to purchase an aggregate of 70,000 shares of Common Stock issued in the names of those employees of Seller designated at Closing by Seller, provided such designated individuals are employees of Traffix (or any subsidiary thereof) at Closing (such options vesting in equal installments on each of their date of grant and the first and second anniversaries of their date of grant and otherwise governed in accordance with the terms and provisions of Traffix’s 1996 Employee Stock Option Plan, as then amended and restated);

(8)           an opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, counsel to Traffix and Purchaser, dated the Closing Date and addressed to Seller, in form and substance reasonably satisfactory to Seller, to the effect that (i) Purchaser and Traffix are each duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of their incorporation or organization, as the case may be, (ii) Purchaser and Traffix have all requisite corporate power and authority to make, execute, deliver and perform this Agreement and each Other Document required to be executed, delivered and performed by them in connection with the transactions contemplated hereby, and to pay the Purchase Price, including, without limitation, the issuance of the Share Component, as set forth herein, (iv) this Agreement and any Other Document to which Purchaser or Traffix is a party, as specified in such opinion, delivered by Purchaser hereunder constitute the valid and binding obligations of Purchaser and Traffix, as the case may be, enforceable against them in accordance with their respective terms, (v) neither the execution and delivery of this Agreement or any Other Document to which Purchaser or Traffix is a party, nor the consummation of the transactions contemplated hereby and thereby, nor compliance with and fulfillment of the terms and conditions of this Agreement or any Other Document to which Purchaser or Traffix is a party, by Purchaser or Traffix, shall conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the articles of incorporation or bylaws of Purchaser or Traffix; (vi) no notice to or authorization of, any Government Entity required by federal or Delaware state Law to be obtained by Purchaser or Traffix, which has not been given or obtained prior to Closing, is required for the consummation by Purchaser and/or Traffix, as the case may be, of the transactions contemplated hereby;

(vii) the consummation by Purchaser or Traffix of the transactions described herein shall not violate or result in a breach or default under any federal or Delaware state Law applicable to Purchaser or Traffix and does not and will not result in the creation or imposition of any Lien upon any portion of the Share Component or the Acquired Assets; and (viii) to the Knowledge of such counsel, there is no litigation or action pending or threatened against Purchaser or Traffix (or any subsidiaries thereof), at Law or in equity, before or by any Government Entity or other Person, that would have a Material Adverse Effect and that is not otherwise disclosed in a document filed by Traffix with the Commission.  In rendering such opinion, such counsel may include customary qualifications and assumptions, may rely upon certificates of government entities and may place reasonable reliance upon the representations of officers of Purchaser or Traffix;

(9)           an assignment and assumption agreement pursuant to which Purchaser assumes all Acquired Liabilities; and

(10)         such other instruments or documents as may be reasonably necessary in order to consummate the transactions described in this Agreement.

4.5           Delivery of Employment Agreements at Closing.

At the Closing, Traffix and Purchaser and each of Craig and Greg shall execute and deliver an Employment Agreement in substantially the form of the Employment Agreement annexed hereto as Schedule 1.27.

4.6           Holdback of Portion of Purchase Price.

At the Closing, Purchaser shall deposit in an interest bearing, segregated bank account, $250,000, representing that portion of the Cash Component not delivered at Closing to ST, such reserved amount to be disbursed in accordance with Section 7.4 hereof.

4.7           Conditions to Closing.

(a)           The obligation of Traffix and Purchaser to consummate the purchase of the Acquired Assets in accordance herewith and the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Traffix and Purchaser) prior to the Closing of each of the following conditions:

(1)           the representations and warranties made by Seller and the Seller’s Shareholders herein shall be true in all material respects on and as of the Closing Date, except for changes contemplated by the Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date);

(2)           Seller and Seller’s Shareholder shall have performed and complied in all material respects with all obligations and conditions to be performed or complied with by them hereunder;

(3)           no Order or Law shall be in effect which prohibits consummation of the Acquisition;

(4)           each Consent of, or Notice to, any Governmental Authority or other Person (including the counterparty to any Contract) required for the consummation of the Acquisition shall have been obtained or given;

(5)           there shall not have occurred, since the date of this Agreement, any Material Adverse Effect;

(6)           the Seller’s Shareholders shall have approved the sale of the Acquired Assets and the other transactions contemplated by this Agreement;

(7)           there shall not exist any Lien affecting the Acquired Assets, other than those Liens set forth on Schedule 4.7(a)(7);

(8)           Seller and each Seller’s Shareholder shall execute and/or deliver at the Closing all the documents so to be executed and/or delivered by them and take all other actions at the Closing so to be taken by them, pursuant to Section 4.3 and 4.5; and

(9)           Seller shall cause those of its employees and consultants (all of whom are listed on Schedule 4.7(a)(9)) selected by Purchaser prior to Closing (in its sole discretion), to agree to become employees-at-will of Purchaser from and after the Closing; provided, however, that if Purchaser has notified Seller prior to Closing that Purchaser chooses (in its sole discretion) to have an employee or consultant continue as an employee or consultant of Purchaser from and after the Closing on the same terms and conditions as exist under the Seller’s written agreements therewith, Seller shall cause such employee or consultant to consent to the assignment of Seller’s rights and obligations under such agreement to Purchaser.

(b)           The obligation of Seller and each Seller’s Shareholder to consummate the Acquisition in accordance herewith shall be subject to the satisfaction (or waiver by Seller and each Seller’s Shareholder) prior to or at the Closing of each of the following conditions:

(1)           the representations and warranties made by Traffix and Purchaser herein shall be true in all respects on and as of the Closing Date, except for changes contemplated by the Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date);

(2)           Traffix and Purchaser shall have performed and complied with all obligations and conditions to be performed or complied with by them hereunder;

(3)           no Order or Law shall be in effect which prohibits consummation of the Acquisition; and

(4)           Traffix and Purchaser shall execute and/or deliver at the Closing all the documents and monies so to be executed and/or delivered by it and take all other actions at the Closing so to be taken by it, pursuant to Section 4.4, 4.5 and 4.5.

5.             REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER’S SHAREHOLDERS.

ST, TG and each of the Seller’s Shareholders, jointly and severally, represent and warrant to Traffix and Purchaser the following:

5.1           Existence and Good Standing.

(a)           ST is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to own, lease and operate all its properties and to carry on its business as now being conducted.  ST is duly qualified and in good standing in each jurisdiction in which the failure to qualify would have a Material Adverse Effect; and

(b)           TG is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite limited liability company power and authority to own, lease and operate all its properties and to carry on its business as now being conducted.  TG is duly qualified and in good standing in each jurisdiction in which the failure to qualify would have a Material Adverse Effect.

5.2           Shareholders.

The Seller’s Shareholders own all of the issued and outstanding securities of all classes of ST and TG, respectively.  All shares and membership interests, as the case may be, held by the Seller’s Shareholders have been duly authorized and validly issued and are fully paid and non-assessable, and have not been issued in violation of any rights of other Persons.  No other class of ownership of ST or TG is authorized or outstanding other than the shares and membership interests, as the case may be, owned by the Seller’s Shareholders.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares, membership interests or other ownership interest in ST or TG.

5.3           Financial Statements.

(a)           Seller has furnished or made available to Traffix the following financial statements and Tax Returns (the “Delivered Financial Statements”):

(1)           federal and state Tax Returns of ST and TG (and their respective subsidiaries) for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003;

(2)           the Year-End Financial Statements; and

(3)           the Stub Period Financial Statements.

Except as set forth on Schedule 5.3(a), the Delivered Financial Statements, including the footnotes thereto, are true and correct in all material respects, and all adjustments consist only of normal recurring adjustments necessary for a fair presentation of the results of operations and financial condition for the period covered by such Financial Statement.  Except as set forth on Schedule 5.3(b), the balance sheets included in the Delivered Financial Statements, taken together, fairly present, in all material respects, the financial condition of Seller as at the respective dates thereof and, except as indicated therein, in all material respects all known claims against and all debts and liabilities of Seller and its Affiliates, fixed or contingent, as at the date thereof, required to be shown thereon in accordance with reasonable and prudent United States business and financial accounting practices and the related statements of operations and cash flows for the periods indicated, taken together, fairly present, in all material respects the results of operations and financial condition for such periods.  If misstatements exist in the Year-End Financial Statements that cause Seller’s “adjusted EBITDA after LA”, as reported in such Year-End Financial

Statements, to be reduced, but by $100,000 or less, such Year-End Financial Statements shall still be deemed to be “true and correct in all material respects” for purposes of this paragraph.

(b)           Since the Balance Sheet Date, except as set forth on Schedule 5.3(b) there has been (i) no materially adverse change in the assets or liabilities, or in the business or financial condition, or in the results of operations of Seller or its Affiliates, and (ii) no fact or condition exists or, to the Knowledge of Seller or the Seller’s Shareholders, is contemplated or threatened which might result in a Material Adverse Effect in the future.

5.4           Books and Records.

Except as set forth on Schedule 5.4, all accounts, books, ledgers, minute books and official and other records of Seller and its Affiliates of whatsoever kind related to the Acquired Assets and the Seller’s Business have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  Seller does not own or possess any records, systems, controls, data or information material or necessary to the conduct of the Seller’s Business, which is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including all means of access thereto and therefrom) that are not under the exclusive ownership and direct control of Seller, other than financial records which are maintained at the locations identified on Schedule 5.4 annexed hereto, and which, after the Closing Date, are readily available to Traffix and Purchaser.

5.5           Real Property; Personal Property; Machinery and Equipment.

(a)           Except as set forth in Schedule 5.5(a), Seller does not own or have any leasehold or other interest in any real property that is presently necessary to conduct the development, production, marketing and sale of the products and services offered as part of the Seller’s Business.

(b)           Except as set forth in Schedule 5.5(b), Seller has good title or holds a valid, existing, enforceable lease or license to the Acquired Assets, subject to no encumbrance, Lien, charge or other restriction of any kind or character.

(c)           Except as set forth in Schedule 5.5(c), the Machinery and Equipment are, individually and in the aggregate, in good operating condition, normal wear and tear excepted.  Except as set forth in Schedule 5.5(c), (i) all capital or operating leases under which Seller leases equipment; and (ii) each contract for the purchase of as yet undelivered equipment is in full force and effect and constitutes a binding obligation, enforceable in accordance with its terms, of Seller.  Except as disclosed on Schedule 5.5(c), there are no existing defaults by Seller under any such lease or contract beyond applicable notice and grace periods or which have not been waived by the other party thereto.

(d)           The Acquired Assets constitute all of the operating assets used in connection with the Seller’s Business and, at the Closing, will be available for immediate use by Purchaser.

5.6           Contracts.

Except as set forth in Schedule 5.6, neither Seller (or any subsidiaries thereof) nor Seller’s Shareholders are a party to or bound by any agreement, contract or commitment relating to any collective bargaining agreement, any bonus, deferred compensation, pension, profit sharing, stock option, retirement or other employee benefit plan; any loan or advance to, or investment in, any other Person or any agreement relating to the making of any such loan, advance or investment; any guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business); any management service, employment, consulting or any other similar type of contract; any Restrictive Agreement; any secrecy or confidentiality agreement with any Person, including any employee of or consultant to Seller; any agreement, contract or commitment which involves the payment by Seller or any Affiliate thereof of Five Thousand  Dollars ($5,000.00) or more, in the aggregate, and is not cancelable without penalty within thirty (30) days; any agreement with any officer or director of Seller; any licensing or franchise agreement; or any contract with customers or other third parties for the delivery of goods or performance of services which involves payment by Seller or any Affiliate thereof of more than Five Thousand  Dollars ($5,000.00).

Except as set forth on Schedule 5.6, there exists no default or event of default by Seller (or any subsidiaries thereof) or Seller’s Shareholders, or occurrence, condition, or act (including this transaction) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Contract identified on such Schedule.  Except as set forth on Schedule 5.6, (i) neither Seller (or any subsidiaries thereof) nor Seller’s Shareholders have violated any material terms or conditions of any Contract which would permit termination or modification of any such Contract, (ii) there are no outstanding written claims of breach or indemnification or written notice of default or termination of any such Contract and, (iii) to the Knowledge of Seller (or any subsidiaries thereof) or the Seller’s Shareholders, all of the covenants to be performed by any other party thereto have been substantially performed.

5.7           Litigation.

Except as set forth in Schedule 5.7, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before any Governmental Authority, pending or, to the Knowledge of Seller or the Seller’s Shareholders, threatened since the Balance Sheet Date, against or affecting Seller (or any subsidiaries thereof) or Seller’s Shareholders or any of their respective properties or rights or the operation of the Seller’s Business, and to the Knowledge of Seller or the Seller’s Shareholders no event has occurred or circumstance exists that provides a valid basis for any such action, proceeding or investigation and that is reasonably likely to give rise to or serve as the basis for the commencement of any such action, proceeding or investigation.  Except as disclosed on Schedule 5.7, none of Seller, the Seller’s Shareholders, any Affiliate of Seller or any Controlled Company is subject to any Order entered in any lawsuit or proceeding which has a Material Adverse Effect or which would prevent or interfere with the consummation of the transactions contemplated hereby.

5.8           Taxes.

Seller, Craig and Greg and their respective Affiliates have filed all Tax Returns that they were required to file, and have paid all Taxes shown thereon as owing.  Schedule 5.8 lists all Tax Returns filed with respect to Seller, Craig and Greg and their respective Affiliates for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Seller has delivered to the Purchaser correct and complete copies of all federal, state and local Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller, Craig, Greg and/or their respective Affiliates since December 31, 2003.  None of Seller, Craig, Greg or their respective Affiliates have waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.  None of Seller, Craig, Greg or any of their respective Affiliates are a party to any Income Tax allocation or sharing agreement.

5.9           Liabilities.

There are no outstanding claims, liabilities or indebtedness, contingent or otherwise against Seller or any of its Affiliates, except as set forth in Schedule 5.9 or reserved against or reflected in the Delivered Financial Statements, other than liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business and consistent with past practice and which in the aggregate do not have a Material Adverse Effect.  Schedule 5.9 sets forth a list of all current arrangements of Seller and its Affiliates for borrowed money and all outstanding balances as of the date hereof with respect thereto.  Neither Seller nor any of its Affiliates are in default in respect of the terms or conditions of any such indebtedness.

5.10         Trade Rights.

Schedule 5.10 contains an accurate and complete list of all Trade Rights owned or used or anticipated to be used by Seller in the development, production, marketing and sale of the products and services offered as part of the Seller’s Business.  Except as set forth on Schedule 5.10, no claim of infringement or misappropriation of Trade Rights has been made against Seller and, Seller does not infringe or misappropriate any Trade Rights of any third party.

5.11         Compliance with Laws.

Except as set forth on Schedule 5.11, Seller and its Affiliates are in compliance with all applicable federal, state and local Laws, regulations and Orders and all other applicable requirements of any Governmental Authority having jurisdiction.  Except as set forth on Schedule 5.11, Seller and its Affiliates are not now charged with, and, to the Knowledge of Seller and the Seller’s Shareholders, not now under investigation with respect to, any violation of any Law, regulation, or Order affecting the Seller’s Business or any of the Acquired Assets, and Seller and its Affiliates have filed all material reports required to be filed with any Governmental Authority.

5.12         Licenses.

Seller has all licenses and permits and other governmental certificates, authorizations and approvals (collectively, “Licenses”) required by any Governmental Authority for the development, production, marketing and sale of the products and services offered as part of the Seller’s Business and the use of its properties as presently operated or used.  All of such Licenses are in full force and effect and no action or claim is pending to revoke or terminate any of the Licenses or declare any License invalid.

5.13         Insurance.

Schedule 5.13 is a schedule of all insurance policies (including life insurance) or binders maintained by Seller.  All such policies are in full force and effect and all premiums that have become due have been currently paid.  The coverage under such policies for occurrences prior to the Closing shall not be materially adversely affected by reason of the transactions contemplated hereby.  Neither the Seller’s Shareholders nor Seller has received written notice of cancellation or non-renewal of any such policy or binder.  Neither the Seller’s Shareholders nor Seller has received any written notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage listed on Schedule 5.13 will not be available in the future on substantially the same terms now in effect.

5.14         Supplier and Customer Relations.

There has not been, and neither Seller nor the Seller’s Shareholders has any Knowledge (but without any due inquiry) that would lead them to anticipate, any adverse change in relations with the suppliers or customers of Seller or any Affiliate thereof as a result of the transactions contemplated by this Agreement that would result in a Material Adverse Effect.  Schedule 5.14 lists the ten largest suppliers and customers of Seller and its Affiliates, as of the prior three (3) months.  Except as set forth on Schedule 5.14, none of these current suppliers and none of these current customers has advised Seller or the Seller’s Shareholders, orally or in writing, formally or informally, that (i) it is terminating or considering terminating, or is materially dissatisfied with its business relationship, as a whole or in respect of any particular product or service, or (ii) any of these current customers is contemplating reducing or discontinuing in any material respect its purchases from Seller (or any subsidiary thereof), or that any of these suppliers is contemplating reducing or discontinuing in any material respect its services or sales to Seller (or any subsidiary thereof).

5.15         Employment Relations.

(i) Seller has not committed any unfair labor practices in connection with the Seller’s Business and there is no unfair labor practice complaint pending against Seller or any Affiliate thereof before any applicable government entity; (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Seller and the Seller’s Shareholders, threatened against or involving Seller or any Affiliate thereof; (iii) no representation question exists respecting the employees of Seller; and (iv) no grievance which might have a Material Adverse Effect on the Seller’s Business, nor any arbitration proceeding arising out of or under any collective bargaining agreement with Seller or any Affiliate thereof is pending or, to the Knowledge of Seller and Seller’s Shareholders, threatened, and no claim therefor has been asserted.  Except as set forth in Schedule 5.15, (A) none of Seller or any Affiliate thereof are a party to any collective bargaining agreement; (B) no collective bargaining agreement is currently being negotiated by Seller or any Affiliate thereof; and (C) Seller has not experienced any work stoppage or any other labor difficulty during the last three (3) years.  There has not been, and Seller does not anticipate, any adverse changes in its relations with its employees as a result of the transactions contemplated by this Agreement that would result in a Material Adverse Effect.

5.16         Personnel; Compliance with Legal Requirements for Employee Benefit Plans

(a)           Schedule 5.16 contains a true and complete list of all persons employed (and their latest rates of compensation) or retained as independent contractors (and their latest rates of compensation) by Seller and its Affiliates as at the Closing Date.  Schedule 5.16 also lists all sales agents or sales representatives (and their latest rates of compensation) as at the Closing Date.  Except as set forth on Schedule 5.16, no employees of Seller or any Affiliate thereof are entitled to any accrued vacation pay, sick leave or non-statutory severance benefits.

(b)           With respect to any employee benefit plan, program, arrangement or contract (including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Seller or any Affiliate thereof or to which Seller or any Affiliate thereof contributes, Seller has made available to Traffix and Purchaser a true and correct copy of (i) such employee benefit plan, (ii) each trust agreement relating to such employee benefit plan, (iii) the most recent summary plan description of the employee benefit plan, if any, and (iv) Internal Revenue Service determination letters for all such employee benefit plans that are intended to be tax-qualified under Section 401(a) of the Code.  Forms 5500 for all such employee benefit plans have been timely and properly filed, or a valid extension for filing has been obtained, and all employees excluded from participating in any such employee benefit plans were properly excludable by Seller or any Affiliate thereof.

5.17         No Changes Since the Balance Sheet Date.

Since the Balance Sheet Date, except as specifically stated on Schedule 5.3(b) or Schedule 5.17, neither Seller nor any Affiliate thereof have incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of Seller’s business; permitted any of its assets to be subjected to any mortgage, pledge, Lien, security interest, encumbrance, restriction or charge of any kind; sold, transferred or otherwise disposed of any assets except in the ordinary course of Seller’s business; made any single capital expenditure or commitment therefor involving the expenditure of more than Five Thousand Dollars ($5,000.00); made any bonus or profit sharing distribution or payment of any kind; granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who after giving effect to such increase or prior thereto receives compensation at an annual rate of $30,000.00 or more, except pursuant to a prior obligation or employment policy in the ordinary course of Seller’s business, including, but not limited to, payments to employees for unpaid past compensation and expenses; canceled or waived any claims or rights of substantial value; made any change in any method of accounting or auditing practice; otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business; amended or terminated any agreement which is material to the Seller’s Business; renewed, extended or modified any lease or, except in the ordinary course of business, any lease of personal property; or agreed, whether or not in writing, to do any of the foregoing; and there has been no change in the financial condition or results of operations of Seller or any Affiliate thereof, which, individually or in the aggregate, has or would have a Material Adverse Effect.

5.18         Valid Agreements; Restrictive Documents.

Seller has corporate or limited liability authority, as the case may be, and Seller and the Seller’s Shareholders have the full legal right and capacity, to execute, deliver and perform their respective obligations under this Agreement and the Other Documents to which it or they are a party, and all of the foregoing have been duly authorized by all necessary shareholder, member and corporate action of Seller.  This Agreement and the Other Documents to which Seller or the Seller’s Shareholders are a party have been duly executed and delivered by Seller and the Seller’s Shareholders, respectively, and constitute the valid and binding obligation of Seller and the Seller’s Shareholders, respectively, enforceable against Seller and the Seller’s Shareholders, respectively, in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, reorganization, moratorium, insolvency and other Laws of general applicability relating to or affecting creditors’ rights or general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Except as set forth in Schedule 5.18, neither Seller nor any Seller’s Shareholder nor any Affiliate thereof is subject to, or a party to, any charter, by-law, mortgage, Lien, lease, license, permit, contract, instrument, law, regulation or Order or any other restriction of any kind or character, which has a Material Adverse Effect, or which would prevent consummation of the transactions contemplated by this Agreement and the Other Documents or compliance by Seller or the Seller’s Shareholders with the terms, conditions and provisions of this Agreement and the Other Documents.  Except as set forth in Schedule 5.18, the execution, delivery and performance of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or result in the breach of any provision of the organization documents or operating agreement of either ST or TG or any Affiliate thereof; violate, conflict with or result in the breach or material modification of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a default under, or otherwise give any other contracting party the right to accelerate or terminate, any material obligation, Contract, agreement, Lien, Order or other instrument to which Seller or the Seller’s Shareholders or any Affiliate thereof are a party or by or to which they or any of their respective assets or properties may be bound or subject; violate any Order of any Governmental Authority against, or binding upon Seller or the Seller’s Shareholders or any Affiliate thereof or upon any of their respective assets; or violate any statute, Law or regulation of the United

States or any state having jurisdiction; and, which violations, conflicts or breaches of any of the foregoing would have a Material Adverse Effect.

5.19         Required Approvals, Notices and Consents.

Except as set forth on Schedule 5.19, no consent or approval of, other action by, or notice to, any Governmental Authority, or any third party is required in connection with the execution and delivery by Seller and the Seller’s Shareholders of this Agreement and the Other Documents or the consummation by Seller and the Seller’s Shareholders of the transactions contemplated hereby or thereby.  The approval by the Seller’s Shareholders of this Agreement and the Other Documents and the consummation by Seller and the Seller’s Shareholders of the transactions contemplated hereby or thereby shall be obtained in accordance with applicable Law, including but not limited to the securities Laws of the United States and any state having jurisdiction of such matters.

5.20         Disclosure.

This Agreement, the Delivered Financial Statements, or any Schedule hereto, or any certificate, document or statement in writing to be delivered as required under this Agreement, by or on behalf of Seller does not contain, or will not contain, any untrue statement of a material fact, and does not omit, or will not omit, any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading.  There is no fact which materially adversely affects the business or financial condition of Seller or any Affiliate thereof which has not been, or will not be, set forth in this Agreement or an Other Document to be delivered at the Closing.

5.21         Environmental Conditions.

Except as set forth on Schedule 5.21, no treatment, storage and disposal facilities for Hazardous Material, or hazardous waste disposal sites or underground storage tanks are or have been owned or used by Seller or any Affiliate thereof in connection with the Seller’s Business, and there are no sites at which hazardous wastes from the operation of the Seller’s Business have been disposed.  Except as disclosed on Schedule 5.21 in connection with, or in any way related to, the Seller’s Business:

(1)           Seller holds, and is in substantial compliance with, all permits, licenses, registrations or other authorizations required under applicable Environmental Laws, and is, and has been, otherwise in substantial compliance with all applicable Environmental Laws.

(2)           neither Seller nor any Affiliate thereof has received any written notice of any Environmental Claim, and neither the Seller’s Shareholders nor Seller are aware, without any duty of inquiry, of any threatened Environmental Claim that remains outstanding.

(3)           neither Seller nor any Affiliate thereof have entered into or agreed to or is subject to, any judgment, decree or Order of any Governmental Authority under any Environmental Laws, including, without limitation, relating to investigation, cleanup, remediation or removal of Hazardous Materials;

(4)           Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties included among the assets of Seller or any Affiliate thereof in material violation of, or in a manner or to a location that is likely to give rise to material liability of Seller or any Affiliate thereof under any Environmental Laws; and

(5)           no approval is required under any Environmental Law for the acquisition of the Acquired Assets pursuant to this Agreement.

5.22         Health and Safety Conditions.

Neither Seller nor any Affiliate thereof has conducted any internal health and safety audits, or industrial hygiene surveys.  Except as set forth on Schedule 5.22, Seller and its Affiliates are in substantial compliance with the requirements of the Occupational Safety and Health Act and all other federal, state and local occupational health and safety laws, rules and regulations.

5.23         Copies of Documents.

Seller has caused to be made available for inspection and copying by Traffix or its officers or advisers, true and correct copies of all documents referred to in this Section 5 or in any Schedule furnished pursuant to this Section 5.

5.24         Brokers.

No broker, finder, agent or similar intermediary has acted on behalf of the Seller’s Shareholders or Seller in connection with this Agreement or the transactions contemplated hereby except Merriman Curhan Ford & Co., and there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with any of the Seller’s Shareholders or Seller, or any action taken by any of them except to Merriman Curhan Ford & Co., the entire amount of which shall be payable thereto by Seller pursuant to separate agreement.

5.25         Domain Names.

The Domain Names constitute all domain names that the Seller owns or possesses the right to use or that are otherwise used in the operation of the Seller’s Business.

5.26         Pre-Closing Obligations.

From and after the date hereof and until the Closing, except as otherwise provided elsewhere herein or as Traffix may otherwise consent, Seller shall:

(1)           conduct the Seller’s Business in ordinary course;

(2)           preserve the Seller’s Business and the Acquired Assets and maintain its relationship with customers and other Persons with which it has material business dealings;

(3)           not (i) sell, lease, transfer or dispose of any Acquired Asset, other than sales of merchandise from inventory in the ordinary course of business, or (ii) terminate any Contract, except upon expiration of the term thereof as provided therein;

(4)           maintain all Licenses and Trade Rights;

(5)           maintain all insurance listed on Schedule 5.13 in full force and effect;

(6)           except as required under a Contract, not increase the compensation or other employment benefits payable to or for the benefit of any employee;

(7)           not amend ST’s Certificate of Incorporation, TG’s Certificate of Formation or Articles of Organization, or the By-laws of either ST or TG or permit the amendment of any similar document of any of Seller’s Affiliates;

(8)           not merge or consolidate with any other Person or effect any capital reorganization;

(9)           not acquire the business or assets, substantially as a whole, of any other Person, or make any capital expenditure in excess of $5,000.00;

(10)         not solicit or respond to any inquiry or proposal relating to any sale of the Seller’s Business or the Acquired Assets from any Person other than Traffix and/or Purchaser;

(11)         furnish such information with respect to the Seller’s Business and the Acquired Assets as Traffix and/or Purchaser may from time to time reasonably request and shall permit Traffix and/or Purchaser and their authorized representatives access during regular business hours and upon reasonable notice to conduct a physical inventory of the Acquired Assets, to examine the books and records of Seller and its Affiliates relating to the Seller’s Business and to make inquiries of responsible Persons designated by Seller with respect thereto;

(12)         not make any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of Traffix; and

(13)         conduct, or cause to be conducted by a nationally-recognized service company, as of a date or dates as late as reasonably practicable prior to the Closing Date, a search or survey of Liens, including without limitation security interests and other notice filings under the Uniform Commercial Code, tax Liens and judgment Liens, of record in each jurisdiction where Acquired Assets are located or in which Seller or any Affiliate thereof conducts the Seller’s Business, upon, against or affecting the Acquired Assets.

6.             REPRESENTATIONS OF TRAFFIX AND PURCHASER.

Traffix and Purchaser, jointly and severally, represent and warrant to Seller and the Seller’s Shareholders as follows:

6.1           Existence and Good Standing.

Traffix and Purchaser are each corporations duly organized, validly existing and in good standing under the laws of Delaware and each has all requisite corporate power and authority to own, lease and operate all its properties and to carry on its business as now being conducted.  Neither Purchaser nor Traffix is required to qualify to do business in any jurisdiction such that the failure to qualify would have an adverse effect on the conduct of its business.  Traffix directly owns all of the capital stock of Purchaser.

6.2           Shares.

The Shares have been duly authorized and, when delivered at the Closing, will be validly issued, fully paid and non-assessable, will be free and clear of any liabilities, liens, security interests, pledges or encumbrances of any nature whatsoever, except such as may be created by Seller or the Seller’s

Shareholders and except as the sale, pledge or other disposition thereof is limited by the provisions of the Securities Act and other applicable Blue Sky Laws, and will have been issued in accordance with the Securities Act and other applicable Blue Sky Laws.

6.3           Valid Agreements; Restrictive Documents.

Each of Traffix and Purchaser has corporate authority to execute, deliver and perform their respective obligations under this Agreement and the Other Documents to which it is a party, and all of the foregoing have been duly authorized by all necessary corporate action.  This Agreement and the Other Documents to which Traffix or Purchaser is a party, have been duly executed and delivered by Traffix and Purchaser, respectively, and constitute a valid and binding agreement of Traffix and Purchaser, respectively, enforceable against Traffix and Purchaser, respectively, in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors’ rights or general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Except as set forth in any Schedule to this Agreement, Purchaser and Traffix are not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, contract, instrument, law, rule, ordinance, regulation, or Order or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement and the Other Documents, or compliance by Purchaser or Traffix with the terms, conditions and provisions of this Agreement and the Other Documents or which has a Material Adverse Effect on Purchaser’s business following the Closing.  The execution, delivery and performance of this Agreement and the Other Documents, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of Traffix or Purchaser; (ii) violate, conflict with or result in the breach or material modification of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a default under, or otherwise give any other contracting party the right to accelerate or terminate, any material obligation, contract, agreement, lien, Order or other instrument to which Traffix or Purchaser is a party or by or to which Traffix or Purchaser may be bound or subject; (iii) violate any Order of any Governmental Authority against, or binding upon, Traffix or Purchaser or any of their assets which violation will or may reasonably be expected to be materially adverse to the condition (financial or otherwise) of Traffix and Purchaser in the aggregate or of Purchaser individually; or (iv) violate any statute, law or regulation of the United States or any State thereof which violation will or may reasonably be expected to be materially adverse to the condition (financial or otherwise) of Traffix and Purchaser in the aggregate or of Purchaser individually.

6.4           Required Approvals, Notices and Consents.

Except as set forth on Schedule 6.4, no consent or approval of, other action by, or notice to, any Governmental Authority, or any third party is required in connection with the execution and delivery by Traffix or Purchaser of this Agreement and the Other Documents, or the consummation by Traffix or Purchaser of the transactions contemplated hereby or thereby.  No consent or approval of or other action by the securityholders of Traffix is required in connection with the execution and delivery by Traffix or Purchaser of this Agreement and the Other Documents, or the consummation by Traffix or Purchaser of the transactions contemplated hereby or thereby.

6.5           No Brokers.

No broker, finder, agent or similar intermediary has acted on behalf of Traffix or Purchaser in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Traffix, Purchaser, or any action taken by Traffix or Purchaser.

6.6           Exchange Act Filings.

Traffix has filed all forms, reports and documents required to be filed by Traffix with the SEC. All such required forms, reports and documents are referred to herein as the “Traffix SEC Reports.” As of their respective dates, the Traffix SEC Reports (i) were true and correct in all material respects, as of the dates filed with the SEC, (ii) were prepared in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Traffix SEC Reports, and (iii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Traffix SEC Report.

7.             POST CLOSING COVENANTS.

7.1           General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such reasonable further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.  Seller acknowledges and agrees that from and after the Closing Traffix and Purchaser will be entitled to possession of all documents, books, records (including tax records), agreements and financial data of any sort in its possession relating to Seller and the Seller’s Business.

7.2           Post-Closing Access.

Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of Seller or relating to the Seller’s Business, the Acquired Assets, the Acquired Liabilities or Seller in its possession and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates, (b) to prepare the financial information required by Section 7.4 hereof and (c) for any other reasonable business purpose.

7.3           Cooperation in Preparation of Securities Law Filings

Seller and the Seller’s Shareholders agree to cooperate and to cause Seller’s Accountants to cooperate with Traffix and Traffix’s Accountants in the provision of such information and documents as may be reasonably required in order to complete any filings required under the Securities Act or other United States securities laws or Blue Sky Laws relating to the transactions described in this Agreement.

7.4           Delivery of the Final Financial Statements and Disbursement of the $250,000 Holdback.

(a)           Not later than one hundred twenty (120) days after the Closing Date, Seller shall prepare (under the direct supervision of Traffix and, in Traffix’s sole discretion, Traffix’s Accountants) and deliver to Traffix, Seller’s balance sheet, statement of income and retained earnings for the period commencing the day after the period covered by the Stub Period Financial Statements and ending on the Closing Date (the “Final Financial Statements”).  The Final Financial Statements shall be prepared on the same basis as the Financial Statements were prepared and fairly present in all material respects the financial condition and results of operations of Seller and its Affiliates at such date for the respective periods then ended, and except as indicated therein and except for the absence of footnotes, the balance sheets included therein shall reflect in all material respects all known claims against and all debts and liabilities of Seller and its Affiliates, fixed or contingent, as of the respective dates thereof, required by reasonable and prudent United States business and financial accounting practices to be shown thereon.

(b)           Not later than 30 days after Seller has delivered to Traffix the Final Financial Statements, Traffix shall notify Seller in writing (the “Notice of Disagreement”) if Traffix disagrees with the Final Financial Statement.  If no Notice of Disagreement is received by Seller within such 30-day period, then the Final Financial Statement shall be deemed to be accepted and agreed to by Traffix.  The Notice of Disagreement shall provide specific reasons for the disagreement.  If such Notice of Disagreement is timely given, then Traffix and Seller shall use reasonable efforts to resolve the disagreement regarding the Final Financial Statement.  If no agreement is reached between them within thirty (30) days after the date on which Traffix gives its Notice of Disagreement, then the Determining Accountant shall be appointed by Traffix’s Accountants and Seller’s Accountants within ten (10) days thereafter with instructions to resolve the disagreement and provide a report of its determination of the amounts in dispute within thirty (30) days of its appointment.  The Determining Accountant may examine all ledgers, books, records and work papers utilized in connection with the accounting and preparation of the Final Financial Statement but the scope of its engagement will be limited to resolving those items which Traffix identified in its Notice of Disagreement as to which Traffix disagreed and determining whether such items were properly reflected on the Final Financial Statement in accordance with the requirements of this Section 7.4.  The decision of the Determining Accountant shall be delivered in a written report addressed to Traffix and Seller and shall be binding and conclusive upon the parties hereto.  The costs and fees of the Determining Accountant shall be borne one-half by Seller and one-half by Traffix; provided, however, that if the decision of the Determining Accountant reflects that the amount of Seller’s current assets less current liabilities were overstated in the Final Financial Statement by $30,000 or more, then Seller shall bear all of such costs and fees.

(c)           In the event the Final Financial Statement (as definitively determined in accordance with the above clause (b)) reflects that Seller had, as of the Closing Date, current assets less current liabilities equal to:

(i)                                   at least $493,000.00, (x) Purchaser shall promptly deliver to Seller the $250,000.00 portion of the Cash Component retained thereby in accordance with Section 4.5, plus all interest accrued thereon; (y) the amount in excess of such $493,000.00 shall be retained by Purchaser; and (z) the Purchase Price shall be increased by the amount in excess of such $493,000.00, which excess amount shall be immediately paid by Purchaser to ST in cash;

(ii)                                  between $243,000.00 and $492,999.99, Purchaser shall deliver to Seller from the $250,000.00 portion of the Cash Component retained thereby in accordance with Section 4.5, the amount by which such current assets less liabilities exceeds $243,000.00, and shall be permitted to retain the balance thereof, with any accrued interest to be distributed to the Seller and Purchaser pro rata to such disbursement; provided, however, that if any accounts receivable of Seller are collected by Traffix or Purchaser subsequent to the date such $250,000 has been disbursed, the net amounts so received (after deducting costs of collection) shall be promptly paid to Seller in cash; or

(iii)                               less than $243,000.00, Purchaser shall be permitted to retain the entire $250,000.00 portion of the Cash Component retained thereby in accordance with Section 4.5, plus all interest accrued thereon, and Seller shall become obligated to refund to Purchaser that portion of the Cash Component delivered at Closing equal to the amount by which such current assets less liabilities are less than $243,000.00; provided, however, that if any accounts receivable of Seller are collected by Traffix or Purchaser subsequent to the date such $250,000 has been disbursed, the net amounts so received (after deducting costs of collection) shall be (x) credited against any moneys owed by Seller to Purchaser hereunder, or (y) to the extent such collected net amounts exceed the moneys owed by Seller to Purchaser hereunder, promptly paid to Seller in cash.

7.5           [Intentionally Omitted]

7.6           Availability of Minimum Working Capital.

Traffix hereby warrants and represents that from the Closing Date until the third anniversary of the Closing Date it shall make available for use by Purchaser working capital in an amount equal to at least the Minimum Working Capital.

7.7           Survivability of Purchaser.

Traffix hereby warrants and represents that Purchaser will continue to operate as a wholly-owned subsidiary of Traffix from the Closing Date until at least the third anniversary of the Closing Date.

7.8           Retention of Purchaser Business Subsequent to Termination of Employment of ST Shareholders.

In the event the employment of Craig and Greg under their Employment Agreements are terminated by Purchaser without Cause, from the date the later of Craig or Greg is so terminated until the third anniversary of the Closing Date, Traffix and Purchaser will not divert any sources of revenue from Purchaser that were attributable to New Send EBITDA as of the date of such later termination, and will continue to recognize revenue consistent with its prior practices.

8.             SURVIVAL OF REPRESENTATIONS; INDEMNITIES.

8.1           Survival of Representations and Warranties of Seller and the Seller’s Shareholders.

The representations and warranties of Seller and the Seller’s Shareholders and the indemnification obligations under Section 8.2 shall survive the execution and delivery of this Agreement and the Other Documents and the Closing hereunder for a period of two (2) years, provided, however, that the covenants contained in Section 7.5 and the representations and warranties made in Sections 5.2, 5.8, 5.16, 5.21 and 5.22, shall survive the execution of this Agreement and the Other Documents and the Closing hereunder until the date of expiration of the relevant federal, state or other statute of limitations; provided further, however, that as to matters as to which any Indemnitee has given a proper Claims Notice under Section 8.4 on or prior to the expiration of the applicable survival period aforesaid, the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

8.2           Obligations of Seller and the Seller’s Shareholders to Indemnify.

Subject to Section 8.1, Seller and the Seller’s Shareholders, jointly and severally, agree to indemnify, defend and hold harmless Purchaser and Traffix, and their respective officers, directors, employees and agents, and any of their successors and assigns (collectively, “Traffix Indemnified Parties”) from and against any and all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys’ fees and disbursements) (“Claims”), whether such Claims are incurred in Purchaser’s or Traffix’s disputes with Seller or the Seller’s Shareholders or involving third-party claims against Purchaser or Traffix, based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Seller or the Seller’s Shareholders contained in this Agreement or any of the Other Documents or (ii) any Claim based upon the operation of the Seller’s Business prior to the Closing Date, regardless of whether the same has been disclosed in this Agreement or Other Document or otherwise listed on any Schedule hereto; provided, however, that “Claims” shall not include any Claims that are Acquired Liabilities.

8.3           Survival of Representations and Warranties of Traffix and Purchaser.

(a)           Traffix’s and Purchaser’s representations and warranties, covenants and the indemnification obligations under Section 8.3(b) shall survive the execution and delivery of this Agreement and the Other Documents and the Closing for a period of two (2) years, provided however, that (i) the representations and warranty made in Section 8.3(b), and (ii) the obligation to indemnify Seller and the Seller’s Shareholders for any Claim incurred by Seller or the Seller’s Shareholders based upon, arising out of, or otherwise in respect of, the operation of the Seller’s Business on or after the Closing Date, in each case as provided in Section 8.3(b), shall survive the execution of this Agreement and the Other Documents and the Closing hereunder until the date of expiration of the relevant federal, state or other statute of limitations; and provided further however, that as to matters as to which any Indemnitee has given a proper Claims Notice under Section 8.4 on or prior to the expiration of the applicable period aforesaid, the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

(b)           Subject to Section 8.3(a), Traffix and Purchaser agree, jointly and severally, to indemnify, defend and hold harmless Seller and the Seller’s Shareholders and their respective officers, directors, employees and agents, and any of their successors, heirs and assigns (collectively, “Seller Indemnified Parties”) from and against any and all Claims based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty or covenant or agreement of Traffix or Purchaser contained in this Agreement or in any Other Document delivered by Traffix or Purchaser, and (ii) any Claim incurred by Seller or the Seller’s Shareholders resulting from the operation of the Seller’s Business on or after the Closing Date.

8.4           Notice and Opportunity to Defend.

(a)           Promptly after receipt by any Seller Indemnified Party or Traffix Indemnified Party (the “Indemnitee”) of notice of any demand, claim or circumstance which, with the lapse of time, would or might give rise to a Claim or the commencement (or threatened commencement)

of any action, proceeding or investigation (an “Asserted Liability”) that may result in any Claim, the Indemnitee shall promptly give notice thereof (the “Claims Notice”) to the party obligated to provide indemnification pursuant to Section 8.2 or 8.3 (the “Indemnifying Party”).  The Claims Notice shall describe the Asserted Liability in reasonable detail, shall contain supporting documentation (if applicable), and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Claims that have been or may be suffered by the Indemnitee.  No indemnification obligation shall be imposed upon an Indemnifying Party unless a proper Claims Notice is given to that Indemnifying Party on or before the last day of the survival period for the representation, warranty, or covenant, the alleged breach of which forms the basis for the Claim.

(b)           The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability.  If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate with the Indemnifying Party and shall provide the Indemnifying Party access to its records and personnel relating to any such Asserted Liability, in each case, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability.  If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such Asserted Liability at the expense of the Indemnifying Party.  Subject to the limitations contained in Section 8.4(c) on the obligations of the Indemnifying Party in respect of proposed settlements, the Indemnitee shall have the right to employ its own counsel with respect to any Asserted Liability, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (a) the employment of such counsel at the expense of the Indemnifying Party shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action, or (b) such Indemnifying Party shall not have, as provided above, promptly employed counsel to take charge of the defense of such action.  The Indemnitee, at its own cost, may employ separate counsel to assert, based on an opinion of counsel, one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party; the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnitee in respect of such different or additional defenses.  If the Indemnifying Party chooses to defend any Claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

(c)           Notwithstanding the provisions of Section 8.4(b), neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim for which indemnification has been sought and is available hereunder, over the reasonable objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed.  If, however, the Indemnitee refuses to consent to a bona fide offer of settlement that the Indemnifying Party wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee.  In such event, the obligation of the Indemnifying Party to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnifying Party notified the Indemnitee of the offer of settlement, and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee’s continuing to pursue such matter.

8.5           Limitations.

(a)           An Indemnifying Party shall be obligated to indemnify for Claims (determined without regard to any materiality qualification contained in any representation,

warranty or covenant giving rise to a Claim for indemnity hereunder) only to the extent that the aggregate amount of such Claims exceeds Twenty Five Thousand Dollars ($25,000).

(b)           In no event shall the aggregate indemnification liability of Seller and Seller’s Shareholders hereunder exceed the sum of (i) $5,000,000 for all Claims known to Seller or Seller’s Shareholders or any Affiliates thereof prior to the Closing Date, including, without limitation:

(x) any Claim included on any Schedule to the Agreement;

(y) any Claim disclosed on any Delivered Financial Statement or Final Financial Statement; and

(z) any Claim disclosed to the Purchaser or Traffix in any of the documents produced in its due diligence review in response to the Memorandum of Purchaser’s counsel delivered to Seller in April 2004; and

(ii) $1,000,000 for all Claims not included in the foregoing clause (i); provided, however, that such limitations shall not apply to any obligation to indemnify for Claims arising out of, resulting from or otherwise relating to intentional misrepresentation or fraud on the part of Seller and/or Seller’s Shareholders.  In no event shall the aggregate indemnification liability of Purchaser and Traffix hereunder exceed $5,000,000; provided, however, that such limitation shall not apply to any obligation to indemnify for Claims arising out of, resulting from or otherwise relating to intentional misrepresentation or fraud on the part of Purchaser or Traffix.

(c)           Any Claim for which Purchaser or Traffix shall be indemnified hereunder shall be payable by Seller and/or Seller’s Shareholders (in their discretion) in cash or through the surrender of any Shares, with such surrendered Shares having a per share value for purposes of this clause (c) equal to the Closing Share Price; provided, however, that if Seller, Craig or Greg sell any shares of Common Stock after any of them has received a Claims Notice relating to such indemnified Claim, the per share value for all Shares surrendered in satisfaction of such Claim shall be equal to the sales price for that sale.

9.             MISCELLANEOUS.

9.1           Expenses.

Except as otherwise provided herein, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement and the Other Documents, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.2           Governing Law; Jurisdiction.

It is acknowledged by the Company and the Seller’s Shareholders that this Agreement has been negotiated with Traffix and Purchaser, each a corporation organized under the law of Delaware, U.S.A. with its principal place of business in Pearl River, New York, U.S.A., and that the governing law and jurisdictional provisions of this paragraph are an inducement to Traffix and Purchaser to enter into the transactions described in this Agreement.  THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE OTHER DOCUMENTS, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE

EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WAIVES ANY OBJECTION TO VENUE IN THE COUNTY AND STATE OF NEW YORK, OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED BY SECTION 9.5 OF THIS AGREEMENT.

9.3           [Intentionally Omitted]

9.4           Captions.

The article and section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

9.5           Notices.

Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) one day after the date of delivery by Federal Express or other nationally recognized courier service that provides a delivery receipt, if delivered by priority overnight delivery between any two points within the United States; or (b) five days after deposit in the mails, if mailed by certified or registered mail (return receipt requested) between any two points within the United States, and in each case of mailing, postage prepaid, addressed to a party at its address first set forth above, with copies to Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, 750 Lexington Avenue, New York, New York 10022-1200, Attention: Geoffrey A. Bass, Esq., and to Cohen Mohr LLP, 1420 Beverly Road, Suite 380, McLean, VA 22101, Attention Daniel H. DuVal, Esq., or such other address as shall be furnished in writing by like notice by any such party.

9.6           Parties in Interest.

Except as otherwise provided elsewhere herein or in the Other Documents, this Agreement and the Other Documents may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law.  This Agreement and the Other Documents shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, Except as otherwise provided elsewhere herein, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

9.7           Severability.

In the event any provision of this Agreement or the Other Documents is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement or such Other Documents shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

9.8           Counterparts.

This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

9.9           Entire Agreement; Amendments.

This Agreement, including all Schedules attached hereto, and the Other Documents contain the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.  It may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

Signature page to follow

IN WITNESS WHEREOF, the individual parties have executed and the corporate parties have each caused its corporate name to be hereunto subscribed by their respective duly authorized officers on the date first written above.

TRAFFIX, INC.

By:	/s/ Josh Gillon

NEW SEND, INC.

By:	/s/ Josh Gillon

SENDTRAFFIC, INC.

By:	/s/ Craig Handleman

TRAFFICGROUP, LLC

By:	/s/ Craig Handleman

/s/
CRAIG HANDELMAN

/s/
GREG BYRNES